February 9, 2000

SYSCO Corporation:

We are aware that SYSCO Corporation has incorporated by reference into the Registration Statement on Form S-4 our report dated November 11, 1999, covering the unaudited interim financial information for the quarter ended October 2, 1999. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP